Exhibit 99.1

For Immediate Release

American Media Operations, Inc. Announces Extension and Amendment of its Cash Tender Offers and Related Consent Solicitations for Outstanding Senior Subordinated Notes

NEW YORK, NY, January 27, 2009 --- American Media, Inc. (“AMI”) announced today that its subsidiary American Media Operations, Inc. (“AMOI” and, together with AMI, the “Company”) has extended the expiration date for and amended its previously announced cash tender offers (the “Tender Offers”) and consent solicitations (the “Consent Solicitations”) in respect of an aggregate of approximately $570 million of its outstanding senior subordinated notes, consisting of (1) $400,000,000 aggregate principal amount of 10¼% Series B Senior Subordinated Notes due 2009 (CUSIP No. 02744RAH0) and $14,544,000 aggregate principal amount of 10¼% Series B Senior Subordinated Notes due 2009 (CUSIP No. 02744RAM9) (collectively, the “2009 Notes”) and (2) $150,000,000 aggregate principal amount of 8 7/8% Senior Subordinated Notes due 2011 (CUSIP No. 02744RAK3) and $5,454,000 aggregate principal amount of 8 7/8% Senior Subordinated Notes due 2011 (CUSIP No. 02744RAP2) (collectively, the “2011 Notes” and, together with the 2009 Notes, the “Existing Notes”).

The Tender Offers and Consent Solicitations, which were originally scheduled to expire at 11:59 p.m., New York City time, on September 25, 2008, and were previously extended until 11:59 p.m., New York City time, on January 26, 2009, are being further extended until 11:59 p.m., New York City time, on January 27, 2009 (the “Expiration Time”), unless further extended. AMOI hereby further amends the terms of the Tender Offers and Consent Solicitations and the Amended Offer to Purchase and Consent Solicitation Statement to permit Holders of Existing Notes to tender the Existing Notes in principal amounts of $1.00 or integral multiples thereof.

As of 5:00 p.m. on January 26, 2009, the following amounts of Existing Notes had been properly tendered (and not validly withdrawn) in the Tender Offers and Consent Solicitations: $394,956,703 in aggregate principal amount, or 95.3%, of the 2009 Notes; and $146,125,960 in aggregate principal amount, or 94.0%, of the 2011 Notes.

All other terms, provisions and conditions of the Tender Offers and Consent Solicitations will remain in full force and effect, including the anticipated Payment Date.

The Tender Offers and Consent Solicitations are being made pursuant to the Amended Offer to Purchase and Consent Solicitation Statement, as amended, and the related Amended Letter of Transmittal, Consent and Release, as amended, each dated January 9, 2009, which more fully set forth the terms of the Tender Offers and the Consent Solicitations.

J.P. Morgan Securities Inc. is acting as the Dealer Manager for the Tender Offers and Solicitation Agent for the Consent Solicitations and can be contacted at (212) 357-0775 (collect).  MacKenzie Partners, Inc. is acting as the Information Agent for the Tender Offers and Consent Solicitations as well as Tabulation Agent for the Consent Solicitations.  Requests for documentation relating to the Tender Offers and Consent Solicitations may be directed to the Information Agent at (800) 322-2885 (toll free) and (212) 929-5500 (collect).

This release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Existing Notes. The offers to buy the Existing Notes are only being made pursuant to the tender offer documents.  The Tender Offers and the Consent Solicitations are not being made to holders of Existing Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Tender Offers and the Consent Solicitations to be made by a licensed broker or dealer, the Tender Offers and the Consent Solicitations will be deemed to be made on behalf of AMOI by the Dealer Manager, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

In addition, this press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About American Media, Inc.

American Media, Inc. is the leading publisher of celebrity journalism and health and fitness magazines in the U.S.  These include Star, Shape, Men’s Fitness, Fit Pregnancy, Natural Health, and The National Enquirer.  In addition to print properties, AMI owns Distribution Services, Inc., the country's #1 in-store magazine merchandising company.

This press release contains “forward−looking statements,” within the meaning of the federal securities laws that involve risks and uncertainties. All statements herein that address activities, events or developments that AMI or AMOI expect or anticipate will or may occur in the future, including estimates of financial performance and such things as business strategy, measures to implement strategy, competitive strengths, goals, references to future success and other events, are generally forward−looking statements.

AMI’s actual results may differ materially from its estimates. Whether actual results, events and developments will conform to AMI’s expectations is subject to a number of risks and uncertainties and important factors, many of which are beyond AMI’s control. Among the risks and uncertainties which could cause AMI’s actual results to differ from those contemplated by its forward−looking statements are the risk that AMI may not be able to refinance its debt; AMI may not be able to successfully develop its magazine operations so that they continue to generate sufficient cash flow to enable AMOI to meet its obligations under its senior credit facility and bond indentures, including the financial covenants under its senior credit facility; AMOI may not be able to comply with covenant requirements in its agreements with its lenders and in its indentures; AMOI may not be able to implement and maintain an effective system of internal controls over financial reporting; actions of rating agencies; industry and general economic conditions; AMI may not be able to realize its expected benefits from cost savings and revenue enhancement initiatives; and the risks and uncertainties contained in AMOI ’s periodic reports filed with the Securities and Exchange Commission. Consequently, all forward−looking statements made herein are qualified by these cautionary statements and there can be no assurance that the results, events or developments referenced herein will occur or be realized.

Contact:

Dean Durbin

Chief Operating Officer and Chief Financial Officer

American Media, Inc.

(212) 545-4829

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